Exhibit 99.1

            K-Swiss Reports Record Third Quarter Results;

        Will Seek Stockholder Approval at Special Stockholders
               Meeting to Increase Stock Authorization


       If Authorization Received, Announces Intention to Declare
    Two-for-One Stock Split and Double its Quarterly Cash Dividend; Board Approves Additional $25 Million Stock Repurchase Authorization

    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Oct. 23, 2003--

    K-Swiss Inc. (NASDAQ/NM:KSWS) today announced record results for the third quarter ended September 30, 2003.

    Financial Highlights

    Net earnings and net earnings per diluted share for the third quarter of 2003 increased 84.8% and 90.5%, respectively, to $15,106,000, or $0.80 per diluted share, compared with $8,173,000, or $0.42 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the nine months ended September 30, 2003, increased 73.0% and 80.2%, respectively, to $41,369,000, or
$2.18 per diluted share, compared with $23,909,000, or $1.21 per diluted share, at September 30, 2002.
    For the third quarter of 2003, total worldwide revenues increased 49.0% to $121,568,000 compared with $81,604,000 in the prior-year period. Domestic revenues increased 52.6% to $105,459,000 in the third quarter, and international revenues increased 29.1% to $16,109,000. Total worldwide revenues for the first nine months of 2003 increased 47.3% to $349,332,000 compared with $237,143,000 in the first nine months of 2002. Domestic revenues increased 49.3% to $304,377,000 in the first nine months of 2003, while international revenues increased 35.4% to $44,955,000.

    Futures Orders

    Worldwide futures orders with start ship dates from October 2003 through March 2004 increased 46.9% to $193,962,000 at September 30, 2003, compared with $132,043,000 at September 30, 2002. Domestic futures orders increased 46.4% to $171,252,000 at September 30, 2003, from $116,981,000 at September 30, 2002. International futures orders increased 50.8% to $22,710,000 at September 30, 2003, from $15,063,000 the previous year.

    Stock Repurchase Program

    The Company purchased 175,000 shares of Class A Common Stock during the third quarter of 2003 for a total expenditure of approximately $6,414,000 as part of its stock repurchase program. There remains authorization to repurchase $1,715,000 of stock under the Company's existing stock repurchase program. Since August 1996, K-Swiss has purchased under all of its repurchase programs a total of
11.5 million shares of Class A Common Stock for a total expenditure of $108.6 million.
    The Company announced the Board of Directors authorized a new stock repurchase program to repurchase up to $25 million of the Company's Class A Common Stock. This program is in addition to the Company's October 2002 $25 million stock repurchase program that, as noted above, is almost completed. Under the new stock repurchase program, the Company may purchase through December 31, 2008, as market conditions warrant and from time to time on the open market, up to $25 million of its Class A Common Stock.
    K-Swiss also issued guidance for the fourth quarter of 2003. The Company expects revenues to be approximately $75 to $80 million and earnings per diluted share to be in the range of $0.37 to $0.42. The Company expects full year revenues to be approximately $425 to $430 million and expects to report full year earnings per diluted share of approximately $2.55 to $2.60.
    The Company's estimates for the fourth quarter and the year are based upon the following assumptions: gross margins will be in the range of 43% to 44% for the year; SG&A will not rise above $107 million for the year; cancellations will be moderate; and the Company's growth initiatives with respect to National Geographic and Royal Elastics will not exceed a net loss of $0.53 per share for the entire year ($0.45 of which has been recognized during the first nine months of 2003).
    Commenting on the record third quarter results and outlook for the fourth quarter, Steven Nichols, Chairman of the Board and President, stated, "The enduring strength and appeal of the K-Swiss brand were once again very evident in our better-than-expected results for the quarter. While we are pleased with the continued growth of the K-Swiss brand, market share gains and improvements in our European and Asian operations, we are mindful of the temptation in today's market to give too much credence to short-term results or trends. Companies and investors alike can become enamored of their lofty performance and lose sight of long-term objectives. At K-Swiss we are constantly focused on long-term decisions and long-term value creation - whether it is through prudent investments in aggressive marketing of the K-Swiss brand, investments in new brands and product offerings or raising the value of our stockholders' investment through stock repurchases and dividend increases."

    Special Meeting of Stockholders

    The Company announced the Board of Directors intends to call a special meeting of stockholders to be held in early to mid- December 2003 to seek stockholder approval to increase the authorized shares of the Company's Class A and Class B Common Stock from 36 and 10 million to 90 and 18 million, respectively. If stockholders approve the increased authorization, the Board of Directors intends immediately after the special meeting of stockholders to declare a two-for-one stock split for the Company's Class A and Class B Common Stock and to declare a 100% increase in the regular quarterly cash dividend from the present $0.02 per quarter to $0.02 per quarter on a split-adjusted basis. Assuming the requisite stockholder approval is obtained, the Company expects these actions to be completed in December 2003.

    Investor Conference Call and Web Simulcast

    K-Swiss will conduct a conference call on its third quarter 2003 earnings release on October 23, 2003, at 10:00 am EDT. The number to call for this interactive teleconference is (913) 981-4900. A replay of this conference call will be available until October 30, 2003, by dialing (719) 457-0820 and entering the passcode, 635537.
    The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.fulldisclosure.com on October 23, 2003, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through November 6, 2003.
    K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics and National Geographic brands. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear. National Geographic Footwear, under an exclusive license from the National Geographic Society, offers outdoor-oriented and casual footwear.
    Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe and new Limited Edition lines, National Geographic brand and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended September 30, 2003, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "future" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.


           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)

                            Three Months Ended    Nine Months Ended
                              September 30,         September 30,
                           -------------------   -------------------
                               (Unaudited)           (Unaudited)
                             2003       2002       2003       2002
                           --------   --------   --------   --------
Revenues                   $121,568    $81,604   $349,332   $237,143
Cost of goods sold           68,742     44,134    196,198    131,013
                           --------   --------   --------   --------
  Gross profit               52,826     37,470    153,134    106,130
Selling, general and
 administrative expenses     27,926     24,093     85,064     67,159
                           --------   --------   --------   --------
  Operating profit           24,900     13,377     68,070     38,971
Interest income, net             37        159        276        610
                           --------   --------   --------   --------
  Earnings before income
   taxes                     24,937     13,536     68,346     39,581
Income tax expense            9,831      5,363     26,977     15,672
                           --------   --------   --------   --------
  Net earnings              $15,106     $8,173    $41,369    $23,909
                           ========   ========   ========   ========
Basic earnings per share      $0.85      $0.45      $2.34      $1.30
                           ========   ========   ========   ========
Diluted earnings per share    $0.80      $0.42      $2.18      $1.21
                           ========   ========   ========   ========
Weighted average number of
 shares outstanding
  Basic                      17,692     18,220     17,707     18,421
  Diluted                    18,975     19,520     18,946     19,718


                 K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)

                                                    September 30,
                                                   2003       2002
                                                 --------   --------
                          ASSETS                     (Unaudited)

CURRENT ASSETS
Cash and cash equivalents                         $68,739    $65,431
Accounts receivable, net                           70,849     47,794
Inventories                                        58,811     36,128
Prepaid expenses and other                          1,932      3,149
Deferred taxes                                      4,737      1,876
                                                 --------   --------
  Total current assets                            205,068    154,378
PROPERTY, PLANT AND EQUIPMENT, NET                  8,293      7,815
OTHER ASSETS
Intangible assets                                   7,299      8,173
Other                                               4,764      3,580
                                                 --------   --------
                                                   12,063     11,753
                                                 --------   --------
                                                 $225,424   $173,946
                                                 ========   ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Trade accounts payable                            $18,678     $7,653
Accrued liabilities                                23,610     17,119
                                                 --------   --------
  Total current liabilities                        42,288     24,772
OTHER LIABILITIES                                  11,455      7,433
DEFERRED TAXES                                      4,372      6,317
STOCKHOLDERS' EQUITY                              167,309    135,424
                                                 --------   --------
                                                 $225,424   $173,946
                                                 ========   ========


    CONTACT: K-Swiss Inc., Westlake Village
             George Powlick, 818-706-5100